Exhibit 107

Calculation of Filing Fee Tables(1)

Form S-3

(Form Type)

STEM, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees To Be Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Fees Previously Paid	Equity	Common stock, par value $0.0001 per share	Rule 457(c)	4,683,349(2)	$31.46(3)	$147,338,159.54	0.0001091	$16,074.59(2)

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$35,099,387.18	0.0000927	$3,253.71

	Total Fees Previously Paid							$16,074.59(2)

	Total Fee Offsets							—

	Net Fee Due							$0

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)

On July 16, 2021, 4,683,349 shares of common stock were registered for sale by the selling securityholders named in the registration statement (Registration No. 333-257994). In connection therewith, a registration fee of $16,074.59 was paid by Stem, Inc.

(3)

Solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Company’s common stock on July 12, 2021 on the New York Stock Exchange.